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                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
                                                      WASHINGTON, D.C.  20549                            ---------------------------
FORM 3                                                                                                   OMB Number        3235-0104
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           Expires: September 30, 1998
                                                                                                         Estimated average burden
                                                                                                         hours per response:.....0.5
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            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of        2. Date of Event Requiring        4. Issuer Name AND Ticker or Trading Symbol
   Reporting Person*             Statement (Month/Day/Year)

GUAN, GUOLIANG                APRIL 26, 1999                    CHINA ENERGY RESOURCES CORPORATION (CHG, AMERICAN STOCK EXCHANGE)

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(Last) (First) (Middle)       3. I.R.S. Identification          5. Relationship of Reporting            6. If Amendment, Date of
                                 Number of Reporting Person,       Person(s) to Issuer                     Original (Month/Day/Year)
971-B RUSSELL AVENUE,            if an entity                       (Check all applicable)
RUSSELL OFFICE PARK              (Voluntary)
-----------------------                                             X  Director         10% Owner       ----------------------------
       (Street)                                                    ---              ---                 7. Individual or Joint/Group
                                                                       Offier (give     Other (specify     Filing (Check Applicable
GAITHERSBURG, MARYLAND  20879                                      --- title below) ----      below)              Line)
                                                                                                         X  Form filed by One
                                                                                                        --- Reporting Person
                                                                                                            Form filed by More
                                                                                                        --- than One Reporting
                                                                                                            Person
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(City)    (State)    (Zip)
                                                                     TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security          2. Amount of Securities               3. Ownership          4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned                    Form: Direct          (Instr. 5)
                                 (Instr. 4)                            (D) or Indirect
                                                                       (I) (Instr. 5)
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
COMMON STOCK                     NONE                                  N/A
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                   SEC 1472 (7-97)

                POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 3 (CONTINUED)
        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative   2. Date Exercisable    3. Title and Amount of Securities  4. Conver-     5. Ownership      6. Nature of
   Security                 and Expiration         Underlying Derivative Security     sion or        Form of           Indirect
   (Instr. 4)               Date                   (Instr. 4)                         Exercise       Derivative        Beneficial
                            (Month/Day/Year)                                          Price of       Security:         Ownership
                         --------------------------------------------------------     Derivative     Direct (D)        (Instr. 5)
                         Date Exer-  Expira-              Title         Amount        Security       or Indirect
                         cisable     tion                               or                           (I)
                                     Date                               Number                       (Instr. 5)
                                                                        of Shares
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
N/A
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Explanation of Responses:



                                                                      /s/ GUOLIANG GUAN                           April 30, 1999
                                                                      ---------------------------------           --------------
**Intentional misstatements or omissions of facts constitute          **Signature of Reporting Person                   Date
  Federal Criminal Violations.
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient,
      SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1472 (7-97)
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